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                                                                    EXHIBIT 99.1

[GLENBOROUGH REALTY TRUST INCORPORATED LETTERHEAD]         FOR IMMEDIATE RELEASE



        CONTACTS:            Robert Batinovich, Chairman and CEO
                             Andrew Batinovich, President and COO
                             Stephen R. Saul, Executive Vice President and CFO
                             Phone: 650.343.9300   Fax: 650.343.7438
                             www.glenborough.com

                 GLENBOROUGH REALTY TRUST INCORPORATED ANNOUNCES
                   $404 MILLION MULTIFAMILY PORTFOLIO SALE AND
             INCREASED FOCUS ON SAN FRANCISCO BAY AREA DEVELOPMENTS

SAN MATEO, CALIFORNIA, September 27, 2000 --- Glenborough Realty Trust Incorporated (NYSE:GLB), which for two years has been pursuing a disciplined asset and capital redeployment strategy including property sales, debt reductions, stock repurchases, joint ventures, and an increasing focus on core markets including the San Francisco Bay Area, announced today a major step in the continuation of its strategy. Glenborough and Bush Gardens, LLC, an affiliate of Westdale Properties America I, Ltd. (which owns and operates 25,000 apartment units around the country), announced that they have signed a definitive agreement under which Bush Gardens, LLC will acquire from Glenborough 37 apartment communities for a price of $404 million. The majority of the proceeds will be used by Glenborough to reduce debt and repurchase Glenborough stock. The purchase price represents an overall capitalization rate of 9.2% on trailing twelve months net operating income after management fees. The transaction, which is anticipated to close in December 2000, is expected to produce a gain on sale for Glenborough of approximately $34 million.

Results of Glenborough's capital redeployment program, including the apartment portfolio sale and other initiatives, include:

        -   Office/Industrial product focus for higher earnings growth

        -   Expanding commercial development program

        -   Exiting nine lower growth markets

        -   Portfolio concentration in selected high-barrier-to-entry markets

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Glenborough Realty Trust Incorporated
September 27, 2000
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        -   Decreased leverage from 49% to 39% of market capitalization

        -   Increased interest coverage ratio from 2.7x to 3.6x

        -   Increased fixed rate debt from 61% to 73% of total

        - Continued dispositions to recycle capital into newer, higher-yielding projects

        -   De-leveraging results in some near-term earnings dilution

EFFECT OF APARTMENT SALE ON PORTFOLIO
Upon completion of this transaction and the pending disposition of Glenborough's retail assets, the company's portfolio will comprise 73% office and 27% industrial properties, the majority of which will be concentrated in the company's core markets of Northern New Jersey, Boston, San Francisco, Southern California, Washington DC, Chicago and Denver. The disposition of the apartment portfolio will allow Glenborough to focus more keenly on the office/industrial sector and on a few key markets. By continuing to recycle capital the company can redeploy proceeds into better long-term growth opportunities. Andrew Batinovich, Glenborough's President, noted "We are really excited about this big step forward in the transformation of our portfolio. I am looking forward to concentrating on our outstanding office and industrial properties in our core markets, which include some of the strongest markets in the country. This positions us to take advantage of tremendous opportunities for growth within our existing portfolio."

INCREASED SAN FRANCISCO BAY AREA FOCUS
Glenborough also announced progress in its continuing efforts to expand its presence in the San Francisco Bay Area through new acquisition and development projects. These new investments will be funded through a combination of substantial continuing asset sales of identified properties, joint ventures and working capital. Robert Batinovich, Glenborough's Chairman, said "I want to emphasize that we do not expect these new acquisitions and developments, if they come to pass, to have a material impact on our balance sheet, because with one exception they will all be funded from continuing property sales that are unrelated to the sale of the apartment portfolio."


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September 27, 2000
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Glenborough is under contract or letter of intent for the following acquisitions in the San Francisco Bay Area, all of which are subject to a number of contingencies including satisfactory completion of due diligence and customary closing conditions and thus cannot be assured:

        - An existing 300,000 square-foot fully leased office campus built in 1999, on 19 acres in San Jose, California. This property is being acquired at a price representing an unleveraged yield of 10% based on existing below-market rents. When the existing leases begin to expire in 2005, the company anticipates re-leasing the space at significantly higher rates. This acquisition would be funded by using a portion of the trade proceeds from the sale of the apartment portfolio.

        -   An existing 255,000 square-foot fully leased industrial building on
            13.6 acres in Burlingame, California. When the existing leases expire in 2002 the company anticipates major redevelopment in which some or all of the existing industrial space will be converted to office space. The acquisition cost for this property will be funded from the proceeds of prior and other pending dispositions.

        - A 97-acre unimproved parcel in Hayward, California, with a development potential of approximately 1.5 million square feet of office and R&D, which Glenborough expects to complete over a period of time as market conditions warrant. The acquisition cost for this property also will be funded from the proceeds of prior and other pending dispositions.

        - Two development parcels at the Redwood City Marina comprising 52 acres, with a development potential of 250,000 square feet of office and in excess of 500 residential units, surrounding an existing marina, on which Glenborough plans to pursue a significant mixed-use waterfront development in a joint venture with the Pauls Corporation through a newly-created Taxable REIT Subsidiary. The Pauls Corporation is participating with Glenborough in a venture at Gateway Park, a premiere 1,200-acre mixed-use development near the Denver International Airport.

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Glenborough Realty Trust Incorporated
September 27, 2000
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        -   A 2.3-acre mixed-use development site in Millbrae, California, at the new hub of the BART and CalTrain regional transportation systems near the San Francisco International Airport. This site has potential for a 300,000 square-foot mixed-use development. This site also would be developed in a joint venture with the Pauls Corporation through the company's newly-created Taxable REIT Subsidiary.

Robert Batinovich said "These properties ring the San Francisco Bay, with San Jose in the South, Hayward in the East, and Burlingame, Millbrae and Redwood City in the West. Each property standing alone is exciting, but as a group they represent a truly extraordinary array of quality assets with tremendous upside. Following on the heels of the sale of the apartments, these acquisition and development opportunities are a further example of our redeployment strategy of selling mature assets and reinvesting in high quality assets in our core markets, which will result in an improved portfolio with enhanced growth prospects."

OVERVIEW OF MULTIFAMILY PORTFOLIO SALE
The $404 Million sale price for Glenborough's apartment portfolio will comprise three components: (i) $259 million of existing mortgage debt either assumed or retired, (ii) approximately $102 million in cash, and (iii) and approximately $43 million in the form of 2,335,907 shares and units, respectively, of Glenborough stock and UPREIT interests presently held by Westdale Properties America I, Ltd. and affiliates. The transaction will bring Glenborough's total repurchases of common securities over the past 18 months to 18% of outstanding securities, at an average price of $16.66 per share.

The apartment portfolio comprises 9,253 units, with the bulk of the portfolio concentrated in Texas and other southern states. The Texas component comprises 19 communities (5,422 units), with 13 properties (2,399 units) located in North Carolina, Georgia and Tennessee. The balance of the portfolio comprises 6 communities (1,432 units) in Indiana, Arizona and Nevada.

As a result of the sale, Glenborough will realize a gain on sale of approximately $34 million, but will take a charge against FFO of approximately $0.31 per share in the fourth quarter for restructuring and other charges, if the sale is completed. In addition, the company will recognize

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Glenborough Realty Trust Incorporated
September 27, 2000
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extraordinary expenses relating to the write off of deferred loan fees on the prepayment of debt. Of the net cash proceeds derived by Glenborough from the transaction, $22 million will be set aside in tax deferred exchange accounts to fund the acquisition of the San Jose property discussed above, and approximately $68 million will be applied to reduce unsecured debt. Under the terms of the definitive agreement, which is subject to limited contingencies for title, engineering and environmental review, Glenborough may consider unsolicited proposals for the purchase of the properties, if in the discretion of Glenborough's Board of Directors such proposals would result in more favorable terms.

As a result of the transaction, Glenborough will reduce its debt by $327 million, thereby reducing its debt from 47% to 38% as a percentage of book value, and from 49% to 39% as a percentage of market capitalization. Similarly, interest coverage will increase from 2.7x to 3.6x. Steve Saul, Chief Financial Officer, said "This significant debt reduction represents a major success in the continuing implementation of our capital redeployment strategy, but we also anticipate that this de-leveraging will cause a near-term dilution of Funds from Operations. The company now expects 2001 Funds from Operations in the range of $2.35 - $2.45 per share."

STATEMENT BY CHAIRMAN
Robert Batinovich commented "We believe our asset and capital redeployment strategies, including the pending sale of our multifamily portfolio and recent acquisitions and development opportunities, are examples of Glenborough's superior ability to redeploy capital, focus our management and operating capabilities, implement a visible development pipeline for growth, and make creative use of the Taxable REIT Subsidiary legislation. I have never been more excited about Glenborough's growth prospects."

CONFERENCE CALL
Glenborough will host a conference call to discuss these matters on Thursday, September 28, at 2:00 p.m. Eastern Time (11:00 a.m. Pacific Time). Interested parties can listen to the call by calling 1-800-289-0528, preferably 5-10 minutes before the scheduled time. In addition, a re-play

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of the call will be available until Monday, October 2, 2000 at 5:00 p.m. Pacific
Time at 1-888-203-1112, confirmation number 464525.

FORWARD-LOOKING STATEMENTS
Certain matters discussed within this press release are forward-looking statements within the meaning of the federal securities laws, including (i) the expected closing date of the transaction, (ii) the expected gain on sale, (iii) Glenborough's portfolio mix following the sale, (iv) the company's expected opportunities for growth within its existing portfolio, (v) the sources of funding for new investments, (vi) the company's expectation that new investments will not have a material impact on its balance sheet, (vii) the financial terms and expected future operating performance of the enumerated planned acquisitions in the San Francisco Bay Area, (viii) the company's belief that the company's planned acquisitions in the San Francisco Bay Area have tremendous upside, (ix) the company's belief that assets in its core markets have enhanced growth prospects, (x) the company's estimate of charge against FFO in the fourth quarter, (xi) the company's anticipated debt reduction and resulting ratios, and
(xii) the expected amount of near-term dilution of Funds from Operations. Although Glenborough believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, Glenborough's actual results could differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from Glenborough's expectations include:

        - Glenborough's ability to close the anticipated sale of the apartment portfolio on the anticipated date or at all, and on the price and terms described in this release;

        - Glenborough's ability to close the anticipated sales of other assets, including sales of non-core retail properties;

        - Glenborough's ability to close anticipated acquisitions of assets and successfully complete development of development properties, including without limitation its ability to obtain third party funding for such developments through joint ventures and other equity and debt financing;

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        -   Financing risks, such as increases in debt service requirements associated with variable-rate debt and Glenborough's ability to consummate planned financings and refinancings on the terms and within the time frames anticipated;

        - Glenborough's ability to timely lease unoccupied square footage, and timely re-lease occupied square footage upon expiration at rental rates equal to or higher than the rates of expiring leases;

        -   Unanticipated increases in operating expenses;

        - Changes in real estate conditions (including rental rates and competition from other properties), especially in the company's core markets;

        - The existence of complex regulations relating to Glenborough's status as a REIT, the effect of future changes in REIT requirements as a result of new legislation and the adverse consequences of the failure to qualify as a REIT;

        -   Adverse changes in the financial condition of existing tenants; and

        - Other risks detailed from time to time in Glenborough's filings with the SEC.

Given these uncertainties, readers are cautioned not to place undue reliance on such statements.

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